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                                                                     Exhibit 5.1

                        [Shearman & Sterling Letterhead]


                                 April 12, 2001

Mpower Holding Corporation
175 Sully's Trail
Pittsford, New York 14534

Ladies and Gentlemen:


                  We have acted as counsel to Mpower Communications Corp., a Nevada corporation ("Mpower"), Mpower Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Mpower ("Holding"), and Mpower Merger Company, Inc., a Delaware corporation and wholly-owned subsidiary of Holding ("MergeCo"), in connection with the proposed reorganization of Mpower into a holding company structure through a reverse subsidiary merger (the "Merger"), pursuant to an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 12, 2001, among Mpower, Holding, and MergeCo.

                  This opinion is being rendered in connection with the filing by Holding under the Securities Act of 1933, as amended (the "Act") of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, of up to 62,500,000 shares of common stock, par value $.001 per share, of 1,250,000 shares of 10% Series C Convertible Preferred Stock, and of 3,154,953 shares of 7.25% Series D Convertible Preferred Stock, of Holding (collectively, the "Holding Stock") to be issued in connection with the Merger.

                  In our capacity as counsel to Holding, Mpower and MergeCo, we have examined originals or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, the articles of incorporation and by-laws of Mpower, Holding, and MergeCo, as in effect on the date hereof and as to be amended immediately upon consummation of the Merger, resolutions adopted by the board of directors of Holding, Mpower and MergeCo and such other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

                  Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

                  (1) Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

                  (2) Upon (i) the effectiveness of the Registration Statement under the Act; (ii) the receipt of the requisite approval of the stockholders of Mpower to the Merger and to the adoption
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of the Merger Agreement pursuant to the laws of the State of Nevada and Mpower's articles of incorporation; (iii) the filing of duly authorized amendments to Holding's certificate of incorporation authorizing the Holding Stock with the Secretary of State of the State of Delaware; (iv) the consummation of the Merger in accordance with the terms of the Merger Agreement and the laws of the State of Delaware and the State of Nevada, the Holding Stock to be issued in connection with the Merger pursuant to the terms of the Merger Agreement will be validly issued, fully paid and non-assessable.

                  We do not express herein any opinion as to any matters governed by or involving conclusions under the laws of any other jurisdiction other than New York, the corporate law of the state of Delaware and the federal law of the United States of America.

                  We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the joint proxy statement and prospectus which is included in the Registration Statement.

                                                        Very truly yours,

                                                        /s/ Shearman & Sterling